NEW YORK BANCORP INC.
                            241-02 Northern Boulevard
                           Douglaston, New York 11362

                                    Form 10-K
                               September 30, 1997


Exhibit 11.  Statement re:  Computation of Per Share Earnings (1)(2)

                                                                                   For the Year Ended
                                                                                         September 30,
                                                                            -----------------------------------
                                                                            1997            1996           1995
                                                                            -----          ------          ----
                                                                                 (In Thousands, except
                                                                                  per share amounts)

Net income.......................................................        $    51,211     $   32,006     $   11,562
                                                                         ===========     ==========     ==========

Weighted average common shares outstanding.......................             21,887         23,298         25,982

Common stock equivalents due to dilutive
 effect of stock options.........................................                920            590            674
                                                                         -----------     ----------     ----------

Total weighted average common shares and
 equivalents outstanding.........................................             22,807         23,888         26,656
                                                                         ===========     ==========     ==========

Primary earnings per share.......................................        $      2.25     $     1.34     $      .43
                                                                         ===========     ==========     ==========
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(1)  Earnings per common share have been calculated to fully reflect the 4-for-3 stock split effective July 24, 1997 and the 3-for-2 stock split effective
     January 23, 1997.
(2)  Additional shares using period end market values versus average market values would not be significantly dilutive. As such, the computation of fully dilutive earnings per share has been omitted.